As filed with the Securities and Exchange Commission on April 28, 2015

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Apple Inc.

(Exact name of Registrant as specified in its charter)

California	94-2404110
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 Infinite Loop

Cupertino, California 95014

(Address of principal executive offices) (Zip Code)

Apple Inc. Employee Stock Purchase Plan

(Full title of the plan)

D. Bruce Sewell

Senior Vice President, General Counsel and Secretary

Apple Inc.

1 Infinite Loop

Cupertino, California 95014

(Name and address of agent for service)

(408) 996-1010

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.00001 par value per share, reserved under the Apple Inc. Employee Stock Purchase Plan	50,000,000(1) shares	$127.44(2)(3)	$6,372,000,000(2)(3)	$740,426.40(2)(3)

(1)

This Registration Statement covers, in addition to the number of shares of Apple Inc., a California corporation (the “Company”), common stock, $0.00001 par value per share (“Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Apple Inc. Employee Stock Purchase Plan (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)	The proposed maximum offering price per share and proposed maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee.

(3)	Computed in accordance with Securities Act Rule 457(c) and (h) based on the average of the high and low price per share of Common Stock on April 21, 2015, as reported on the NASDAQ Stock Market LLC.

Explanatory Note

The Company is filing this Registration Statement on Form S-8 to register 50,000,000 additional shares of Common Stock authorized for issuance under the Plan. On January 22, 2015, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included proposals to, among other things, increase the number of shares available for issuance under the Plan by 50,000,000 shares of Common Stock. The proposal to increase the number of shares available for issuance under the Plan was approved by the Company’s shareholders on March 10, 2015. In accordance with General Instruction E of Form S-8, the Company hereby incorporates by reference into this Registration Statement the contents of the prior registration statements on Form S-8 relating to the Plan, filed with the Commission on:

September 13, 2007 (Commission File No. 333-146026), May 23, 2005 (Commission File No. 333-125148), June 24, 2003 (Commission File No. 333-106421), March 21, 1997 (Commission File No. 333-23725), June 16, 1995 (Commission File No. 033-60279), January 19, 1993 (Commission File No. 033-57092), May 29, 1991 (Commission File No. 033-40877), as amended, September 14, 1989 (Commission File No. 033-31075), as amended, August 11, 1988 (Commission File No. 033-23650), October 15, 1985 (Commission File No. 033-00866), as amended, July 12, 1983 (Commission File No. 2-85095), as amended, May 17, 1982 (Commission File No. 2-77563), as amended, and May 7, 1981 (Commission File No. 2-70449), as amended.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Commission are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended September 27, 2014, filed with the Commission on October 27, 2014 (Commission File No. 000-10030);

(b)

All other reports of the Company filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Company’s Annual Report referred to in (a) above; and

(c)

The description of the Company’s Common Stock contained in the Company’s Current Report on Form 8-K filed with the Commission on July 23, 2014 (Commission File No. 000-10030), and any other amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel

As required by Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, Gene D. Levoff, Associate General Counsel, Corporate Law and Assistant Secretary of the Company, has issued an opinion of counsel as to the legality of the shares of the Company’s Common Stock being registered pursuant to this Registration Statement.

1

Item 8.	Exhibits

See the attached Exhibit Index on the page immediately following the signature pages hereto, which is incorporated herein by reference.

Item 9.	Undertakings

(a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)        to include any prospectus required by Section 10(a)(3) or the Securities Act of 1933;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

2

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, State of California, on April 28, 2015.

Apple Inc.

By:	/s/ Luca Maestri
Luca Maestri
Senior Vice President, Chief Financial Officer

Each person whose signature appears below constitutes and appoints D. Bruce Sewell and Gene D. Levoff and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Timothy D. Cook Timothy D. Cook	Chief Executive Officer and Director (Principal Executive Officer)	April 28, 2015

/s/ Luca Maestri Luca Maestri	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	April 28, 2015

/s/ Chris Kondo Chris Kondo	Senior Director, Corporate Accounting (Principal Accounting Officer)	April 28, 2015

/s/ Al Gore Al Gore	Director	April 28, 2015

/s/ Robert A. Iger Robert A. Iger	Director	April 28, 2015

/s/ Andrea Jung Andrea Jung	Director	April 28, 2015

/s/ Arthur D. Levinson Arthur D. Levinson	Chairman of the Board	April 28, 2015

/s/ Ronald D. Sugar Ronald D. Sugar	Director	April 28, 2015

/s/ Sue Wagner Sue Wagner	Director	April 28, 2015

EXHIBIT INDEX

Exhibit Number	Exhibit Description

5.1	Opinion of counsel as to legality of securities being registered.

10.1

Employee Stock Purchase Plan, as amended and restated as of March 10, 2015 (filed with the Commission on March 13, 2015 as Exhibit 10.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-36743) and incorporated herein by this reference).

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (contained on signature page hereto).